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                                                                   Exhibit 10.12

                              FORBEARANCE AGREEMENT

     This Forbearance Agreement (the "Agreement") is dated as of July 17, 2002, by and between Leon D. Roisman, D.M.D, Leon D. Roisman, D.M.D, Inc., a California corporation, and Roisman Acquisition Company, a California corporation (collectively "Roisman"); and CDC of California, Inc, a Delaware corporation (the "Corporation"), and Castle Dental Centers of California, L.L.C., a Delaware limited liability company (the "LLC", and sometimes together with the Corporation collectively referred to as "Castle").

                                    RECITALS

     WHEREAS Roisman holds a judgment against Castle in LACSC Case # BS058068 dated as of October 23, 2000, in the initial amount of $1,108,210.62 plus interest at 10% (ten percent) per annum from the date of the judgment (approximately $1,294,114.45 as of June 24, 2002); which amounts are currently due and owing by Castle to Roisman (the amount of such judgment plus interest thereon outstanding at any time is hereinafter defined as the "Claim" or the "Roisman Claim"); and

     WHEREAS Roisman asserts that he holds a valid and perfected Judgment Lien against certain assets of the Corporation and the LLC, which Judgment Lien secures the Claim; and

     WHEREAS the Bank Group, as defined in Paragraph 11 below, asserts that it holds valid and perfected liens against certain assets of the Corporation and the LLC, which liens secure the claims of the Bank Group against the Corporation, the LLC and certain affiliated entities (the "Bank Group Claims"); and

     WHEREAS litigation is ongoing by Roisman against Castle to collect the Claim and/or enforce the Judgment Lien asserted by Roisman against certain assets of the Corporation and the LLC; and

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     WHEREAS the parties hereto have negotiated the terms of an agreement under which Roisman will forbear from further efforts to collect, realize and enforce his Claim and the asserted Judgment Lien.

     NOW therefore, the parties hereto, having exchanged good, valuable and adequate consideration, the sufficiency of which is acknowledged, agree as follows:

                                   AGREEMENTS

     1. ROISMAN FORBEARANCE. Roisman shall forbear from pursuing and exercising any of his rights remedies and recourse against the Corporation and the LLC or their respective assets or affiliates, whether such rights and remedies exist at law or in equity, so long as there is no uncured breach by Castle of its undertakings to Roisman under this Agreement or this Agreement otherwise provides. The period of such forbearance by Roisman shall be defined as the "Forbearance Period".

     2. PAYMENTS. In exchange for the forbearance by Roisman as described in Paragraph 1 above, Castle shall make payments to Roisman as set forth in this Paragraph 2 and otherwise perform certain undertakings as set forth herein.

          a. As a condition to the effectiveness of this Agreement (as described in Paragraph 11), Castle shall pay Roisman, by wire transfer to an account specified in writing by Roisman, $100,000.00, to be applied first to outstanding and unpaid interest on the Claim and then to principal on the Claim.

          b. Thirty (30) days after the payment described in Paragraph 2 a. above (or if any such date is not a business day, on the first business day thereafter), Castle shall commence making consecutive monthly payments to Roisman, by wire transfer to an account specified in writing by Roisman, in the amount of $30,000.00 per month for twenty-three months on the same date of

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each such month as the first payment to be made under this paragraph. Each such payment shall be applied first to outstanding and unpaid interest and then to principal on the Claim.

          c. Thereafter, Castle shall pay consecutive monthly payments to Roisman, by wire transfer to an account specified in writing by Roisman, in the amount of $25,000 per month (or such lesser amounts for the last payment as may be necessary to pay the Claim in full) on the same date of each such month as the payments to be made under paragraph 2(b) until such time as the Claim is paid in full. Each such payment shall be applied first to outstanding and unpaid interest and then to principal on the Claim.

          d. Castle may, at any time, in lieu of making periodic payments, pay Roisman the full amount of the Claim, without penalty.

          e. Providing that no case under Title 11 of the United States Code has been commenced by or against Castle, and that no common law assignment for the benefit of creditors has been made by Castle, one hundred days following full payment of the Claim, Roisman shall execute a full and complete release in favor of Castle in respect of the Claim and such release of liens and other documents as shall be required by Castle to effect a release of the Judgment Lien.

     3. TOLLING OF STATUTES OF LIMITATION. Castle, Roisman and the Bank Group, as defined in Paragraph 11 below, agree to the tolling of any unexpired statute of limitations period with respect to the Claim (including, but not limited to, the statute of limitations period in which Roisman could seek to avoid the alleged lien of the Bank Group against any or all of the assets of Castle) and any rights or claims held by such party with respect thereto for a period of 60 (Sixty) days after the Forbearance Period terminates, if such period terminates other than through the full and final payment of the Claim by Castle.

     4.   OTHER AGREEMENTS. The parties hereto further agree as follows:

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     a.   During the pendency of this Agreement, there shall not be any new pledge or other encumbrance of the stock of the Corporation or of the equity interest in the LLC.

     b. During the pendency of this Agreement, the Corporation shall be maintained in good standing and Castle shall operate in the ordinary course of business.

     c. During the pendency of this Agreement, Castle shall deliver to Roisman the financial statements that are required to be provided to the Bank Group pursuant to the restructured Credit Agreement (as defined in Paragraph 11 below) at the same time as such information is provided to the Bank Group.

     d. Any amount owing on the Claim shall be fully paid from the proceeds of the sale of either the Corporation or the LLC, or their respective assets, provided that Roisman is determined to have a valid non-voidable security interest in and to any of such assets sold and the proceeds thereof, and that the priority of Roisman's security interest entitles him to receive such proceeds; provided further that the transactions contemplated by the Fozoonmehr Agreement (as defined below) shall not be deemed to be such a sale. Castle shall give Roisman twenty (20) days notice of any scheduled closing of such a sale. Upon the closing of such sale, the "Forbearance Period" shall terminate. Nothing in this Paragraph is intended to nor shall be deemed to release Roisman's Judgement Lien on any of the assets of the Corporation or the LLC, or as a consent to the sale of any or all of such assets (other than a sale whereby the Roisman Judgement Lien is fully paid off to Roisman), even if such Judgement Lien is junior to the lien of a creditor whose claim is larger than the projected purchase price of any sale of any or all of such assets.

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     e.   Castle shall provide twenty (20) days notice of any transfer of a
          Castle asset valued at $100,000 or more, but such notice obligation shall exclude assets transferred in the ordinary course of business or as ordinary course payment on debts to Castle lenders existing at the time of execution of this Agreement.

     f. There shall be a five (5) day cure period after written notice by Roisman to Castle of a default under this Agreement. If the default remains uncured or is not waived by Roisman, the Forbearance Period shall automatically terminate.

     g. It will be an event of default under this Agreement if there is an event of default under any separate forbearance agreement that may be entered into by and among Castle, Castle affiliate(s), and the Bank Group on or after the date hereof ("Bank Group Forbearance Agreement"). Castle shall give Roisman immediate written notice of any event of default under the Bank Group Forbearance Agreement. Moreover, it shall be an event of default under this Agreement if the Bank Group commences any action to enforce its remedies against the assets of Castle on account of its alleged lien against Castle, the Corporation, or the LLC.

     h. It shall be an event of default if from and after the date of this Agreement, any liens junior to that of Roisman attach to any of the assets of Castle, the Corporation, or the LLC; provided, however, that notwithstanding anything to the contrary contained herein, the existence of any liens on or security interests in any of the current or hereafter acquired assets of Castle, the Corporation or the LLC to secure any claims and indebtedness of Castle to the Bank Group, under the Credit Agreement, as defined in Paragraph 11 below, or to any successors or assigns of the Bank Group with respect to the Credit Agreement and its related documents, shall not constitute an event of default under this Agreement. Nothing in this

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          Paragraph or in this Agreement is intended to nor shall be deemed to change the status quo between Roisman and the Bank Group in respect of the relative priorities of their liens on any of the assets of the Corporation or the LLC.

     i. Shahram Fozoonmehr, D.D.S., Inc. and Shahram Fozoonmehr, D.D.S. (collectively, "Fozoonmehr"), and the Corporation have entered into a Memorandum of Understanding dated May 30, 2002 (the "Fozoonmehr Agreement"). The Fozoonmehr Agreement requires Fozoonmehr to: (x) pay the Corporation $500,000 by October 1, 2002 or (y), if such payments are not paid in full by such date, enter into a stipulated judgement requiring Fozoonmehr to pay the unpaid amounts to the Corporation and surrender to the Corporation possession, right, title and interest to the professional and nonprofessional assets of the dental practice located at 16607 Hawthorne Blvd., Lawndale, California 90260 (the "Hawthorne Practice"). $50,000 of the amount owing under the Fozoonmehr Agreement has previously been paid to Roisman and shall be credited against amounts otherwise owed hereunder by Castle and shall be applied first to outstanding and unpaid interest and then to principal due on the Claim. Castle and each member of the Bank Group hereby agree not to challenge in any manner Roisman's right to retain such $50,000 payment. Castle, the Bank Group and Roisman hereby agree that any further proceeds of the Fozoonmehr Agreement, including the Hawthorne Practice (collectively, the "Fozoonmehr Proceeds"), shall be paid and delivered one-half to Roisman and one-half to the Bank Group, subject to the prior payment of legal fees of no more than $50,000 to Castle's attorneys, Miller & Holguin, who claim a security interest in the Fozoonmehr Proceeds. In the event that Miller & Holguin's fees secured by the

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          Fozoonmehr Proceeds exceed $50,000, Castle shall pay and be solely responsible for payment of such excess and shall indemnify and hold harmless Roisman and the Bank Group from any claim regarding such excess. The value of the Hawthorne Practice shall be as set forth in the Fozoonmehr Agreement. Prepayments of the Claim under this Paragraph 4 shall not affect the payment schedule set forth in Paragraph 2 until the Claim has been paid in full. In no event shall the forbearance agreed to in Paragraph 1 prohibit Roisman from taking the actions necessary to pursue the Fozoonmehr Proceeds in accordance with this Paragraph 4(i).

     5. TERMINATION OF AGREEMENT. This Agreement shall terminate at the time of full payment of the Roisman Claim or at the earlier termination of the Forbearance Period as set forth herein.

     6. RESERVATION OF RIGHTS; TOLLING. Roisman and the Bank Group hereby acknowledge and agree that (i) the Bank Group and Roisman and any of their respective successors and assigns with respect to the Credit Agreement, reserve all of their respective rights, remedies, claims, causes of action and defenses in respect to the Roisman Claim or the Bank Group Claim or otherwise, (ii) nothing herein shall in any way waive, limit or modify such respective rights, remedies, claims, causes of action and defenses with respect to the Roisman Claim or the Bank Group Claims or otherwise, and (iii) any applicable statutes of limitations and periods of laches, waiver or estoppel relating to such respective rights, remedies, claims, causes of action or defenses with respect to the Roisman Claim, the Bank Group Claim or otherwise are hereby tolled from the date hereof through and including the date of termination of the Forbearance Period. Castle shall notify Roisman and the Bank Group in writing of any breach of or default under this Agreement or any termination of the Forbearance Period.

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     7.   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the rules of conflict of laws of the State of California or any other jurisdiction.

     8. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be borne by and paid by the party incurring such costs and expenses.

     9. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     10. COUNTERPARTS AND EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute the same agreement. This Agreement shall be effective after each party signs this Agreement and the condition precedent set forth in Paragraph 11 hereto has been timely satisfied.

     11. CONDITION TO EFFECTIVENESS OF AGREEMENT. Contemporaneously with the restructuring of the Credit Agreement, as defined below: (a) the Bank Group shall execute and deliver to Roisman and Castle an instrument evidencing the consent of the Bank Group to Castle entering into this Agreement and performing its undertakings hereunder and the Bank Group agreeing to the Tolling Provisions contained in Paragraphs 3 and 6 of this Agreement and (b) Castle shall make the initial $100,000 payment to Roisman required by Paragraph 2(a) above. For the purposes of this Agreement, the "Bank Group" shall mean: Bank of America, N. A., as Agent for the Bank Group, Banc of America Strategic Solutions, Inc., Fleet National Bank, Amsouth Bank and Heller Financial, Inc. as lenders under that certain Amended and Restated Credit Agreement dated December 18, 1998 as amended on July 20, 1999, September 30, 1999, October 31, 1999 and January 31, 2000 (the "Credit Agreement"). Notwithstanding anything to the contrary herein, this Agreement shall be void and of no effect if the restructuring of the

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Credit Agreement has not been fully executed and effective, the initial $100,000 payment has not been paid, and this Agreement has not otherwise become effective, on or before July 31, 2002.

     12. SUCCESSORS AND ASSIGNS. This Agreement is binding on the parties hereto and their respective successors and assigns.

     13. NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

          (a)  If to Castle, to:         CDC of California, Inc.
                                         Castle Dental Center of California, LLC
                                         3701 Kirby Drive, Suite 550
                                         Houston, Texas 77098
                                         Attn: Chief Financial Officer
                                         Telecopy: (713) 490-8415
               with copies to:

                                         Haynes and Boone, LLP
                                         1000 Louisiana, Suite 4300
                                         Houston, Texas 77002-5012
                                         Telecopy: (713) 236-5405
                                         Attention: Lenard M. Parkins

          (b)  If to Roisman:

                                         Leon D. Roisman
                                         310 S. Lake Avenue
                                         Pasadena, CA 91101
                                         Telecopy: (626) 432-4270

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          with copies to:

                                         Kirkland & Ellis
                                         777 South Figueroa Street
                                         Los Angeles, CA 90017
                                         Telecopy: (213) 680-8500
                                         Attention: Bennett L. Spiegel

     14. AUTHORITY. Each party hereby represents to each of the other parties that: (a) such party has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement; (b) the execution, delivery and performance by such party of its obligations under this Agreement have been duly authorized by all necessary corporate action on its part; (c) the person executing this Agreement on such party's behalf is duly authorized to do so; and (d) this Agreement constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms.

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     Signed and executed by the parties hereto as of the date first set forth above.

Leon D. Roisman, D.M.D.              CDC of California, Inc.


 /s/ Leon D. Roisman, D.M.D.         By:  /s/ John M. Slack
-------------------------------         ----------------------------------------

                                     Its:   Vice President
                                           -------------------------------------


Leon D Roisman, D.M.D., Inc.         Castle Dental Centers of California, L.L.C.


By: /s/ Leon D. Roisman, D.M.D.      By:    /s/ John M. Slack
   ----------------------------            -------------------------------------

Its: Chief Executive Officer         Its:   Vice President
   ----------------------------            -------------------------------------

Roisman Acquisition Company


By: /s/ Leon D. Roisman, D.M.D.
   ----------------------------

Its: Chief Executive Officer
    ---------------------------

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